Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822 2330	May 26, 2010 Tim Ryan, The Shoreham Group 212 242 7777

NEOPROBE NOMINATES BRENDAN FORD AND DR. ERIC ROWINSKY TO BOARD
Nominees to Serve as Directors Through 2013

DUBLIN, OHIO – May 26, 2010 - Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative biomedical surgical oncology products, today announced that its Board of Directors has nominated Brendan A. Ford and Eric K. Rowinsky, M.D. to serve as members of Neoprobe’s Board of Directors. Mr. Ford and Dr. Rowinsky have been nominated to stand for election at Neoprobe’s 2010 Annual Meeting of Stockholders scheduled for July 16th in Dublin, Ohio. Both Mr. Ford and Dr. Rowinsky have been nominated to serve as directors through Neoprobe’s stockholders’ meeting in 2013.

Mr. Ford is a partner in Talisman Capital Partners, a private investment partnership focusing on middle-market companies. From 1991 through 2007, Mr. Ford served in various executive positions including Executive Vice President, Business Development and Corporate Strategy with Cardinal Health, Inc., primarily in capacities related to mergers, acquisitions and related strategic activities, and was involved in over $19 billion in acquisition and disposition transactions for Cardinal. Prior to his service with Cardinal Health, Mr. Ford practiced law with the firm of Baker and Hostetler from 1986 to 1991. From 1980 to 1983, Mr. Ford was employed by Touche Ross LLP as a certified public accountant. Mr. Ford has a B.S. in Business from Miami University and a J.D. from The Ohio State University. Mr. Ford serves as a director and board committee member for several privately-held companies.

Dr. Rowinsky has been an independent consultant since January 2010.  From 2005 to December 2009, he served as the Chief Medical Officer and Executive Vice President of Clinical Development and Regulatory Affairs of ImClone Systems Incorporated, a life sciences company. Prior to that, Dr. Rowinsky held several positions at the Cancer Therapy & Research Center’s Institute of Drug Development in San Antonio, Texas, including Director of the Institute, Director of Clinical Research and SBC Endowed Chair for Early Drug Development, and he concurrently served as Clinical Professor of Medicine in the Division of Medical Oncology at the University of Texas Health Science Center at San Antonio.  Dr. Rowinsky was an Associate Professor of Oncology at the Johns Hopkins University School of Medicine and on active staff at the Johns Hopkins School of Medicine from 1987 to 1996.  Dr. Rowinsky is a member of the boards of directors of Biogen Idec, Inc. and ADVENTRX Pharmaceuticals, Inc. Dr. Rowinsky has extensive research and drug development experience, oncology expertise and broad scientific and medical knowledge.

“We are delighted to have Brendan and Eric become directors of Neoprobe,” said David Bupp, Neoprobe’s President and CEO. “Both provide Neoprobe with outstanding development, commercial and strategic business experience regarding the development and commercialization of pharmaceutical and medical products that will be invaluable to the Neoprobe management team as we commercialize Lymphoseek® and as we continue to pursue our development and commercialization strategy for the RIGS® technology. We believe that adding Brendan and Eric to the Board is very positive for Neoprobe and its stockholders and we look forward to working with them.”

In connection with the nomination of the new directors, Neoprobe also announced that Reuven Avital and J. Frank Whitley, Jr., both longtime Neoprobe directors, will retire from the Board following the 2010 Annual Meeting of Stockholders.

NEOPROBE CORPORATION
ADD - 2

"Reuven and Frank will be greatly missed on our Board," stated Carl J. Aschinger, Jr., Neoprobe’s Chairman. "Their years of wisdom, insight and guidance have been of enormous value to Neoprobe, and our work has been enriched as a result.  During their tenure on the Board, Neoprobe reinvented itself into a biomedical company with tremendous commercial and development potential in the field of radiopharmaceuticals.  That success is in no small part due to the perspectives and engagement that Reuven and Frank brought to the Board.  We are all grateful for their service to the organization and we wish them well."

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan™ CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.